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                                                                      Exhibit 23

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- 47153) of HMI Industries Inc. of our report dated February 13, 2004 (except for Note 2, Note 5 and Note 12, as to which the date is October 20, 2004), relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated February 13, 2004 (except for Note 2, Note 5 and Note 12, as to which the date is October 20, 2004) relating to the Financial Statement Schedule, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP
Cleveland, Ohio
October 22, 2004